                                                                     Exhibit 99

                                  RISK FACTORS

The following  summarizes certain risks, which Lithia's  management believes are specific to its  business.  These should not be viewed as including all risks to
Lithia.

LITHIA  OPERATING  RESULTS  ARE  AFFECTED BY  SEASONALITY  AND THE TIMING OF ITS
ACQUISITIONS.

Lithia's business is seasonal with a disproportionate  amount of sales occurring in the second and third quarters. Further, Lithia incurs a significant amount of training  and  integration  costs  upon  the  acquisition  of  each  new  store.
Accordingly,   due  to  such   seasonality  and  the  timing  and  frequency  of
acquisitions,  Lithia will likely experience quarter-to-quarter  fluctuations in its operating  results.  See "Management's  Discussion and Analysis of Financial
Condition  and  Results of  Operations"  and  "Selected  Consolidated  Quarterly
Financial Data."

FUTURE FUNDING WILL BE NEEDED TO FINANCE FUTURE  ACQUISITIONS.

Acquisitions of additional stores will require  substantial  capital  investment and could have a significant impact on Lithia's financial position and operating results.  Any such  acquisitions  may involve the use of cash generated  through operations,  from borrowings or from the issuance of debt or equity  securities, either in the public market or to sellers. The use of any financing source could
have  the  effect  of  reducing  the  per  share  earnings  of  Lithia.   Future
acquisitions  will likely result in the accumulation of additional  goodwill and intangible  assets,  which would result in higher  amortization  charges,  under current accounting rules, to Lithia, and could also reduce earnings.

NEW ACQUISITIONS REQUIRE THE CONSENT OF MANUFACTURERS.

Lithia is required to obtain  consent from each relevant  manufacturer  prior to the  acquisition  of a store  franchise.  In  determining  whether to approve an acquisition,  a  manufacturer  considers  many factors  including  the financial condition and ownership  structure of the applicant,  the number of stores owned by the applicant and the applicant's  performance with those stores.  Most major manufacturers have now established limitations or guidelines on:

         o        the total  number of such  manufacturers'  stores  that may be acquired by a single dealer;

         o        the  number of stores  that may be  acquired  in any market or region;

         o        the  percentage  of total sales that may be  controlled by one dealer group;

         o        the ownership of contiguous stores;

         o        the dualing of a franchise with another brand; and

         o        the frequency of acquisitions

Although Lithia currently owns more Chrysler product stores than provided in its guidelines, Chrysler has continued to approve new acquisitions. Lithia's ability to meet  manufacturer's  requirements for acquisitions in the future will have a direct bearing on its ability to complete  acquisitions  and continue its growth strategy.

In determining  whether to approve an acquisition by Lithia, a manufacturer also considers  factors such as the  Company's  past  performance  as measured by the manufacturer's  customer satisfaction index ("CSI") scores and sales performance at the Company's existing  franchises.  At any point in time, a small percentage of Lithia's franchises will have CSI scores below the manufacturers'  sales zone
averages  or  achieved   sales   performances   below  the  target  set  by  the
manufacturer.  Failure to maintain satisfactory CSI scores and sales performance goals may adversely affect Lithia's ability to complete additional acquisitions.

                                       1

LITHIA IS DEPENDENT ON ITS CURRENT KEY  PERSONNEL  AND ITS SUCCESS IN ATTRACTING
ADDITIONAL MANAGEMENT PERSONNEL.

Lithia's  success will depend largely on the efforts and abilities of its senior management, particularly Sidney B. DeBoer, Lithia's Chairman and Chief Executive
Officer, M. L. Dick Heimann, Lithia's President and Chief Operating Officer, and
R.  Bradford  Gray,  Lithia's  Executive  Vice-President.  Lithia  does not have employment or non-compete  agreements with any of its key management  personnel.
Further,  Mr. DeBoer and/or Mr. Heimann are identified in most of Lithia's store franchise  agreements as the  individuals  who control the  franchises  and upon whose financial resources and management  expertise the manufactures have relied upon when awarding,  or approving the transfer of, such franchises.  The loss of either of those  individuals  could have a material  adverse  affect on Lithia's
on-going     relationship     with    its     vehicle     manufacturers.     See
"Business--Relationships with Automobile Manufacturers."

In addition, Lithia places substantial responsibility on the general managers of its stores for the profitability of such stores. Lithia has increased its number of stores from 7 in December 1996 to 56 as of March 2001.  This rapid  expansion has resulted in the need to hire additional managers and, as Lithia continues to expand,  the need for  additional  experienced  managers  will  become even more critical.  Many  stores  are  offered  for sale to enable the  owner/manager  to retire.  These potential  acquisitions  are viable to Lithia only if replacement management can be retained.  The market for qualified  general mangers is highly competitive.  The  loss  of the  services  of key  management  personnel  or the inability to attract additional qualified managers could have a material adverse effect on Lithia's business and the execution of its growth strategy.

LITHIA NEEDS TO IMPROVE OPERATIONS IN SOME STORES IT ACQUIRES.

Lithia  sometimes  acquires  stores with net profit  margins that are materially below its historical average net profit margin. In order to maintain its current net  profit  margin and to make the  acquisitions  profitable,  Lithia  needs to successfully  install new  management  and sales  technicians  in the store.  No assurance can be given that Lithia will be able to improve the  profitability of those stores.

LITHIA IS DEPENDENT ON FUTURE ACQUISITIONS FOR ITS GROWTH.

The U.S.  automobile  industry is considered a mature  industry in which minimal growth is  expected  in unit sales of new  vehicles.  Accordingly,  a  principal component of Lithia's growth in sales is to make additional  acquisitions in its existing and new geographic markets.

Lithia's future growth and financial  success will be dependent upon a number of factors  including its ability to identify  acceptable  acquisition  candidates, negotiate favorable terms, obtain the consent of automobile manufacturers,  hire and train  professional  management and sales  personnel at each new store,  and promptly and profitably  integrate the acquired operation into the Company.  See
"Business Growth Strategy."